SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934
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SUNAMERICA SERIES TRUST

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AIG SunAmerica Asset Management Corp.
SunAmerica Series Trust
P.O. Box 54299
Los Angeles, California
(800) 445-7862
February 5, 2008
Dear Contract Owner
     You are receiving the enclosed information statement (the “Information Statement”) because you own interests in the Marsico Focused Growth Portfolio (the “Portfolio”), a series of SunAmerica Series Trust (the “Trust”). The purpose of the Information Statement is to inform you that on October 2, 2007, the Board of Trustees of the Trust approved a new subadvisory agreement (the “New Subadvisory Agreement”) between AIG SunAmerica Asset Management Corp. and Marsico Capital Management, LLC (“Marsico”) with respect to the Portfolio. The New Subadvisory Agreement became effective on December 14, 2007, which is the date Marsico and certain newly-formed affiliates completed a transaction in which Marsico Parent Company, LLC, a company indirectly owned by Thomas F. Marsico, Marsico family interests and Marsico employees, reacquired Marsico from a subsidiary of Bank of America Corporation and Marsico again became an independently-owned investment management firm. Thomas F. Marsico is the founder and Chief Executive Officer of Marsico. The prior subadvisory agreement provided, consistent with Section 15(a)(4) of the Investment Company Act of 1940, as amended (the “1940 Act”), for its automatic termination upon a change in control of Marsico. The closing of the Transaction constituted a change in control of Marsico. The New Subadvisory Agreement is the same in all material respects as the prior subadvisory agreement with Marsico except for the effective date and the term of the New Subadvisory Agreement.
     As a matter of regulatory compliance, we are sending you this Information Statement, which includes information about the New Subadvisory Agreement and Marsico.
     This document is for your information only and you are not required to take any action. Please don’t hesitate to call us at (800) 445-7862 if you have any questions about these changes or if we can be of service to you in any other way. As always, we appreciate your confidence and trust and look forward to serving you in the future.

Sincerely, John Genoy President, SunAmerica Series Trust

SUNAMERICA SERIES TRUST
Marsico Focused Growth Portfolio
P.O. Box 54299
Los Angeles, CA 90054-0299

INFORMATION STATEMENT
REGARDING A NEW SUBADVISORY AGREEMENT WITH
MARSICO CAPITAL MANAGEMENT, LLC

     You have received this information statement (the “Information Statement”) because you own interests in the Marsico Focused Growth Portfolio (the “Portfolio”), a series of SunAmerica Series Trust (the “Trust”) within a variable annuity or variable life insurance contract (a “Contract”). You are receiving this Information Statement in lieu of a proxy statement. This Information Statement describes the new subadvisory agreement (“New Subadvisory Agreement”) between AIG SunAmerica Asset Management Corp. (“AIG SunAmerica” or the “Adviser”), the Portfolio’s investment adviser, and Marsico Capital Management, LLC (“Marsico”) with respect to the Portfolio. Pursuant to the New Subadvisory Agreement, Marsico serves as the subadviser to the Portfolio and is responsible for managing the Portfolio’s assets.
     The Portfolio was also subadvised by Marsico prior to the effective date of the New Subadvisory Agreement. The prior subadvisory agreement (the “Prior Subadvisory Agreement”) provided, consistent with Section 15(a)(4) of the Investment Company Act of 1940, as amended (the “1940 Act”), for its automatic termination upon a change in control of Marsico. On December 14, 2007, Thomas F. Marsico, the founder and Chief Executive Officer of Marsico, certain newly-formed affiliates and Marsico Parent Company, LLC, a company indirectly owned by Mr. Marsico, Marsico family interests and Marsico employees, completed a transaction to repurchase Marsico from a subsidiary of Bank of America Corporation (the “Transaction”). The closing of the Transaction constituted a change in control of Marsico. The Trust’s Board of Trustees (the “Board” or the “Trustees”), including all of the Trustees who are not “interested persons” of the Trust, AIG SunAmerica or Marsico, as defined in Section 2(a)(19) of the 1940 Act (the “Independent Trustees”), approved the New Subadvisory Agreement for the Portfolio between AIG SunAmerica and Marsico.
     The New Subadvisory Agreement is the same in all material respects as the Prior Subadvisory Agreement, except for the effective date and the term of the agreement.
     The Trust has received an exemptive order from the Securities and Exchange Commission (“SEC”) that allows AIG SunAmerica, subject to certain conditions, to select new subadvisers, replace existing subadvisers or make changes to existing subadvisory contracts without first calling a shareholder meeting and obtaining shareholder approval (the “Order”). The Order requires that within 60 days of entering into a new subadvisory agreement, the Trust must furnish the fund’s shareholders with the same information about the new subadviser or subadvisory agreement that would have been included in a proxy statement, except as modified by the Order.
We are not asking for a proxy and you are requested not to send us a proxy. This document is for informational purposes only and you are not required to take any action.
     This Information Statement is being mailed on or about February 5, 2008 to all Contract owners of the Portfolio. Copies of the most recent annual and semi-annual reports of the Trust are available without charge and may be obtained by writing the Trust at P.O. Box 54299, Los Angeles, California 90054-0299 or by calling (800) 445-7862.
The Adviser and its Responsibilities
     AIG SunAmerica is an investment adviser registered with the SEC. Pursuant to an Investment Advisory and Management Agreement (the “Advisory Agreement”) with the Trust dated as of January 1, 1999, which was last

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